Exhibit 99.5

FIRST NBC BANK HOLDING COMPANY

STOCK INCENTIVE PLAN

2013 AMENDMENT

Whereas, First NBC Bank Holding Company, a corporation organized and existing under the laws of the State of Louisiana (the “Company”), maintains the First NBC Bank Holding Company Stock Incentive Plan, which plan provides for the grant and award of incentive compensation in the form of the Company’s common stock, $1.00 par value per share, which plan was first effective as of August 2, 2005, and has been amended from time to time (the “Plan”);

Whereas, the Board of Directors of the Company has now determined that the Plan should be amended, and Section 4.8 thereof permits such amendment;

Now, Therefore, the Plan shall be amended as follows, such amendment to be effective upon its approval by a majority of the Company’s shareholders, provided that such approval shall be obtained not later than one year after the date on which such approval is obtained as the “Effective Date” hereunder;

1. The following paragraph shall be added to Section 1 of the Plan, entitled “Shares Subject to the Plan,” to read in its entirety as follows:

“Notwithstanding the preceding paragraphs, as of the Effective Date an aggregate of 1,318,000 shares of Common Stock shall have been made available for grants, awards, and issuance hereunder, from time to time, which shall consist of those shares of Common Stock previously reserved hereunder and an aggregate of 300,000 additional shares of Common Stock reserved for issuance pursuant to this 2013 Amendment.”

2. Subsection (e) of Section 2.6 of the Plan, entitled “Incentive Stock Options,” shall be restated to read in its entirety as follows:

“(e)	From and after the Effective Date, all shares of Common Stock available for grant, award or issuance hereunder, from time to time, may be granted in the form of Incentive Stock Options hereunder.”

3. In all other respects, the terms of the Plan are hereby ratified and confirmed.

This Amendment was adopted by the Board of Directors of the Company on April 3, 2013, to be effective as provided herein.

First NBC Bank Holding Company

By:	/s/ Ashton J. Ryan, Jr.
Ashton J. Ryan, Jr.
Chairman and Chief Executive Officer

Date: April 3, 2013